Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-176765 on Form S-3 of our report dated February 29, 2012 relating to the financial statements of United States Oil Fund, LP as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting dated February 29, 2012, appearing in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2011.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

February 29, 2012